                         AGREEMENT FOR
               ASSIGNMENT OF LICENSE INTERESTS AND
                         RELATED MATTERS

     Agreement made as of November 1, 1996 by and among National Vision Associates, Ltd., a Georgia corporation ("NVAL"), NVAL Visioncare Systems of California, Inc., a California corporation ("NVS-C"), NVAL Visioncare Systems of North Carolina, Inc., a North Carolina corporation ("NVS-NC"), Eyecare Leasing, Inc., an Alabama corporation ("ELI"), Stewart-Phillips, Inc., a California corporation ("SPI"), James A. Stewart, O.D., an optometrist licensed in the State of Alabama ("Stewart"), and Stephen F. Phillips, O.D., an optometrist licensed in the State of Florida ("Phillips").

                            Recitals

     A. NVAL provides vision care products and services in Wal-Mart stores pursuant to a certain Vision Center Master License Agreement dated as of June 16, 1994.

     B. On or about November 19, 1990, NVAL and ELI executed an agreement with respect to certain consulting and management services ELI was to perform for the benefit of NVAL. This agreement was subsequently amended by six addendums to the agreement.

     C. NVAL entered into a master assignment agreement dated March 1, 1991 with SPI pursuant to which NVAL assigned to SPI certain rights of NVAL with respect to certain optometric clinics located in California. Immediately prior to the Closing Time (as defined below), NVAL and SPI will, subject to the terms and conditions of this agreement, enter into a successor master assignment agreement, which will confirm and modify the original master assignment in various respects. Pursuant to the successor master assignment agreement, NVAL will assign to SPI certain rights of NVAL with respect to optometric clinics located in California and West Virginia.

     D.   Each of NVS-C and NVS-NC is an affiliate of NVAL.

     E. Stewart and Phillips are officers and the principals of ELI and of SPI.

     F. NVAL and ELI wish to terminate their consulting agreement, subject to the terms and conditions of this agreement. In connection with such termination, NVAL wishes to purchase the goodwill and miscellaneous assets associated with ELI's business.

     G. Subject to the terms and conditions of this agreement, SPI intends to assign to NVS-C, and NVS-C intends to receive from SPI, the interest of SPI in the master assignment agreement, insofar as such master assignment agreement applies to optometric clinics located in California. Subject to the terms and conditions of this agreement, SPI intends to assign to NVS-NC, and NVS-NC intends to receive from SPI, the interest of SPI in the master assignment agreement, insofar as such master assignment agreement applies to optometric clinics located in West Virginia.

                            Agreement

     The parties agree as follows:

     1.   Definitions.  As used herein, the terms identified below in this
Section 1 shall have the meanings indicated.

          A. The Act. The Knox-Keene Health Care Service Plan Act of 1975 of California.

          B. Agreement. This Agreement, including all Exhibits and Schedules listed on the Index.

          C. Bill of Sale. Bill of sale whereby ELI conveys the Miscellaneous Assets to NVAL. A copy of the Bill of Sale is attached as Exhibit A.

          D. California Assignment. Agreement by which SPI assigns the California License Interest to NVS-C. A copy of the California Assignment is attached as Exhibit B.

          E. California License Interest. The right, title, and interest of SPI under the Master Assignment Agreement with respect to the Clinic Spaces (and accompanying Clinic Personalty) located in California.

          F. California Note. Promissory note in the amount of $2,655,000 made by NVAL in favor of SPI. A copy of the California Note is attached as Exhibit C.

          G. California Optometrist. An Optometrist whose Optometric Sublicense covers a Clinic Space located in California.

          H.   Clinic Personalty.  All "Clinic Personalty", as defined in
               Section 4(a) of the Master Assignment Agreement.

          I. Clinic Spaces. All "Clinic Spaces", as defined in the recitals to the Master Assignment Agreement.

          J. Closing. The completion of the transactions contemplated hereby, as described in Section 7 hereof.

          K. Closing Date. The later of (a) January 3, 1997 and (b) the first day of the first month which is at least 5 days after the date NVS-C receives notice from the Department that NVS-C has been granted the License.


          L. Closing Time. 10:00 a.m. on the Closing Date, or the time on the Closing Date at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously and to have occurred at the close of business on the Closing Date.

          M. Consulting and Management Services Agreement. Consulting and Management Services Agreement dated as of December 18, 1990 by and between NVAL and ELI, including a First Addendum dated as of December 18, 1990, Second Addendum dated as of March 1, 1991, Amended and Restated Second Addendum dated as of
               March 1, 1991, Third Addendum dated as of January 1, 1992, Fourth Addendum dated as of August 6, 1993, Fifth Addendum dated as of October 1, 1993, and a Sixth Addendum dated as of April 1, 1994. A copy of the Consulting Agreement is attached as Exhibit D.

          N. Credit Agreement. Credit agreement dated as of November 15, 1994 among NVAL, Wachovia Bank of Georgia, N.A., Trust Company Bank, and Bank South, N.A.

          O.   Department.  The California Department of Corporations.

          P.   Execution Date.  November 1, 1996.

          Q. Goodwill. All goodwill and know-how of and know-how ELI associated with its business, including, without limitation, contacts, information, files about, lists of practicing optometrists in all states of the United States except California and West Virginia, rights to (and all goodwill associated with) the name "Eyecare Leasing", and any and all Records (as defined in Section 5A6 hereof) insofar as such Records relate to and concern ELI and Optometrists in states other than California and West Virginia.

          R. Goodwill Assignment. Assignment by ELI to NVAL of ELI's interest in the Goodwill. A copy of the Assignment is attached as Exhibit E.

          S. Index. Index of Exhibits and Schedules to this Agreement, as attached.

          T. License. The license as a specialized health care service plan for which NVS-C is applying under the Act.

          U. License Interests. Collectively, the California License Interest and the West Virginia License Interest.


          V. Master Assignment Agreement. Master Assignment Agreement by and between NVAL and SPI dated as of June 16, 1994 and is to be executed and delivered prior to the Closing Time pursuant to Section 6A hereof. A copy of the Master Assignment Agreement is attached as Exhibit F.

          W.   Miscellaneous Assets.  The assets of ELI listed on
               Schedule 1W.

          X. Noncompetition Agreements. An agreement between NVAL and Stewart and an agreement between NVAL and Phillips pursuant to which each of Stewart and Phillips agrees not to engage in certain activities competitive with NVAL. A copy of each such agreement is attached as Exhibit G-1 and G-2.

          Y. Noncompetition Notes. A promissory note in the principal amount of $125,000 made by NVAL in favor of Stewart and a promissory note in the amount of $125,000 made by NVAL in favor of Phillips. A copy of each such note is attached as Exhibit H-1 and H-2.

          Z. Notes. Collectively, the California Note, the Noncompetition Notes, the Termination and Goodwill Note, and the West Virginia Note.

          AA.  NVAL Group.  Individually and collectively, NVAL, NVS-C, and
               NVS-NC.

          AB. Optometric Sublicenses. (i) Sublicenses with optometrists executed by SPI with respect to the Clinic Spaces and (ii) sublicenses with optometrists executed by ELI as agent of NVAL pursuant to the Consulting Agreement. A copy of the standard forms of the Optometric Sublicenses is attached as
               Exhibit I.

          AC. Optometrist. An optometrist (or a professional corporation controlled by such optometrist) who is a party to an Optometric Sublicense.

          AD. Person. An individual, a corporation, an association, a partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          AE. Preclosing Payment. Payment in the amount of $100,000, made by NVAL to ELI, in the circumstances described in and pursuant to the provisions of Section 10 hereof.

          AF. SPI Group. Individually and collectively, SPI, ELI, Stewart, and Phillips.



          AG. Technical Assistance Agreements. An agreement between NVAL and Stewart and an agreement between NVAL and Phillips for the performance of certain technical services. A copy of each such agreement is attached as Exhibit J-1 and J-2.

          AH. Termination Agreement. Agreement by NVAL and ELI, terminating the Consulting Agreement. A copy of the Termination Agreement is attached as Exhibit K.

          AI. Termination and Goodwill Note. Promissory note in the principal amount of $1,105,000 made by NVAL in favor of ELI. A copy of the Termination Note is attached as Exhibit L.

          AJ. West Virginia Assignment. Agreement by which SPI assigns the West Virginia License Interest to NVS-NC. A copy of the West Virginia Assignment is attached as Exhibit M.

          AK. West Virginia License Interest. The right, title, and interest of SPI under the Master Assignment Agreement with respect to the Clinic Spaces (and accompanying Clinic Personalty) located in West Virginia.

          AL. West Virginia Note. Promissory note in the principal amount of $90,000 made by NVAL in favor of SPI. A copy of the West Virginia Note is attached as Exhibit N.

     2. Conveyances and Actions. On the terms and conditions hereinafter set forth, (a) SPI shall transfer and assign to NVS-C, and NVS-C shall take and accept, the California License Interest, (b) SPI shall transfer and assign to NVS-NC, and NVS-NC shall take and accept, the West Virginia License Interest, (c) ELI shall sell to NVAL, and NVAL shall purchase from ELI, the Goodwill and the Miscellaneous Assets, (d) NVAL and ELI shall terminate the Consulting Agreement, and (e) the other deliveries and exchanges of documents as described in Section 7 hereof shall take place.

     3.   Purchase Price and Allocation.

          A. Purchase Price. The purchase price for the (a) California License Interest shall be $3,000,000, (b) West Virginia License Interest shall be $100,000, (c) Goodwill shall be $750,000, (d) termination of the Consulting Agreement shall be $500,000, and (e) Miscellaneous Assets shall be $4,000, in each case to be paid at the Closing, in the manner described in Section 7 hereof. Each of (a),(b),(c) and (e) shall be deemed capital assets.

          B. Allocation. Each member of the NVAL Group, on the one hand, and each member of the SPI Group, on the other hand, agrees that the purchase price and allocation described in Section 3A hereof represents the results of their economic negotiations and the present fair market value of each of the assets described above.



     4.   Representations and Warranties.

          A. By SPI Group. Each of the SPI Group represents and warrants (jointly and severally) to and for the benefit of each of the NVAL Group as follows as of the Execution Date and the Closing
               Date:

               1. Existence and Authority. Each of SPI and ELI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with corporate power to own and operate its business and properties and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement has been duly authorized by all corporate action required on the part of each of SPI and ELI, and no further corporate action will be necessary on the part of each of SPI and ELI to make this Agreement valid and binding upon each of them.

               2. Compliance with Laws. Each of SPI and ELI has fully complied with all federal, state and local laws, rules and regulations with respect to the recruitment of optometrists. (The parties acknowledge and agree that this representation and warranty does not extend to the manner in which any Optometrist conducts his or her practice.)

               3. Enforceability. This Agreement constitutes a legal, valid and binding obligation of each of SPI and ELI, enforceable in accordance with its terms, and will not result in the violation of any term or provision of the articles of incorporation or by-laws of each of SPI and ELI or the laws of any jurisdiction to which either of SPI and ELI may be subject or of any agreement, contract or indenture to which either of SPI or ELI is a party or by which any of SPI, ELI or the License Interests may be bound or affected; nor is any consent or approval of any Person to the consummation of the transactions herein described necessary or required, other than as expressly provided herein.

               4. Title. SPI has good and marketable title to and is the sole and lawful owner of the License Interests with full right, power and authority to transfer SPI's rights, titles and interest in and to the California License Interest and the West Virginia License Interest to NVS-C and NVS-NC, respectively. (The parties acknowledge and agree that the right, title, and interest of SPI in the Clinic Spaces and Clinic Personalty derive solely from SPI's status as a party to the Master Assignment Agreement.) The
                    License Interests are currently and will be on the Closing Date owned by SPI free and clear of any claim,


                    lien, encumbrance, security interest,judgment, mortgage, pledge, conditional sales agreement, contract of sale, restriction or charge of any nature whatsoever, or any other liability or encumbrance of any kind or character. SPI has duly filed or will file when due all tax returns and reports with respect to taxes imposed upon the License Interests, or taxes imposed on SPI which might create a lien or encumbrance relating to any period prior to the Closing Date on the License Interests or which would be a valid and subsisting lien thereon after transfer thereof to NVS-C and NVS-NC, respectively, and SPI has paid or will pay when due all of such taxes. ELI has good and marketable title to and is the sole and lawful owner of the Miscellaneous Assets and the Goodwill with full right, power and authority to transfer ELI's rights, titles and interest in and to the Miscellaneous Assets and the Goodwill.
                    The Miscellaneous Assets and the Goodwill are currently and will be on the Closing Date owned by ELI free and clear of any claim, lien, encumbrance, security interest, judgment, mortgage, pledge, conditional sales agreement, contract of sale, restriction or charge of any nature whatsoever, or any other liability or encumbrance of any kind or character.

               5. Condition. To the best of its knowledge, all the Miscellaneous Assets will be on the Closing Date in good condition and repair, subject to normal wear and tear, suited for the use intended and operated in conformity with all applicable laws, rules, regulations and ordinances, including without limitation all applicable building and zoning laws, ordinances and regulations. To the best of its knowledge, there are no defects or conditions which would cause the Miscellaneous Assets to be or to become inoperable or unsafe.

               6. Litigation. To the best of its knowledge, there is no claim, action, counterclaim, suit, proceeding or investigation pending or threatened against any member of the SPI Group, before any court or any arbitrator or governmental agency affecting the License Interests, the Clinic Personalty, any Optometric Sublicenses, or the consummation of the transactions contemplated hereby.



               7. Licenses. Each of SPI and ELI possesses all franchises, certificates, licenses, permits and other authorizations from public, government, regulatory or judicial authorities, free from restrictions not customary for comparable businesses, that are necessary for the ownership, maintenance and operation of (as to SPI only) the License Interests, and each of SPI and ELI is not in violation thereof. There are no approvals of governmental, regulatory or judicial bodies necessary for the consummation of the transactions contemplated by this Agreement, other than as expressly provided herein. (The parties acknowledge and agree that this representation and warranty does not extend to the manner in which any Optometrist conducts his or her practice.)

               8. Optometric Sublicenses. Each Optometric Sublicense is valid and in full force and effect in accordance with its terms. A true and correct copy of the standard form of each Optometric Sublicense is attached and made part of
                    Exhibit I. Schedule 4A8 accurately and completely sets forth, for each Optometric Sublicense, (i) the parties to the Optometric Sublicense, (ii) the date of its execution, (iii) the location of the property which is the subject of the Optometric Sublicense, (iv) license fees payable thereunder, (v) the standard form on which it is based, and (vi) any terms and provisions which differ from those contained in the standard form for such Optometric Sublicense. There has not been any amendment, modification, or variation of any of the Optometric Sublicenses other than as reflected on
                    Schedule 4A8 and each Optometric Sublicense truly, accurately, and completely sets forth all terms and conditions of the entire contractual relationship between SPI and the Optometrist and between the Optometrist and ELI, as agent for NVAL. Except as disclosed on Schedule 4A8, there is not under any Optometric Sublicense any default (or any claim of default) by any party to such Optometric Sublicense, or any event of default or event which with notice or lapse of time or both would constitute a default by such party and in respect of which such party has not taken adequate steps to prevent a default on its part from occurring. Neither SPI nor ELI has received (or has notice of) any exercise (by any Person (including, without limitation, any Optometrist)) of a right to cancel or terminate (whether or not arising out of an alleged default) any Optometric Sublicense. The interest of each of SPI and ELI in and under each Optometric Sublicense is unencumbered and is subject to no present claim, contest, dispute, action or threatened action at law or in equity or otherwise.



                    Each of SPI and ELI has performed all the obligations required to be performed by each of them under each of the Optometric Sublicenses. SPI is lawfully in possession of all property which is the subject of each Optometric Sublicense. Except as disclosed in Schedule 4A8, no options have been granted by SPI or ELI to others to purchase, lease or otherwise acquire any interest in the property, or any part thereof, which is the subject of any Optometric Sublicense. Each Optometric Sublicense for Clinic Space can, by its terms, be assigned to NVS-C and NVS-NC as appropriate, without the consent of any Person and without penalty or cost or decreased license fees payable thereunder to NVS-C or NVS-NC, as appropriate.

               9.   Compliance with Agreements.  Each of SPI and ELI is
                    (and, at all times prior to the Execution Date, has been) in compliance with all terms and conditions of each of the predecessor master assignment agreement described in Recital C hereof and the Consulting Agreement, respectively.

               10. No Contracts. Other than the Optometric Sublicenses and except as disclosed in Schedule 4A10, each of SPI and ELI is not a party to any contract, agreement, or understanding whatsoever with respect to or in any way relating to (or delegating duties or responsibilities under) (i) the Master Assignment Agreement, (ii) the Consulting Agreement, (iii) the Miscellaneous Assets, or
                    (iv) any space (including, without limitation, the Clinic Spaces) subject to the Optometric Sublicenses.

               11. Disclosure. The representations and warranties contained in this Section 4A do not contain any untrue statement of a fact or omit to state a fact necessary in order to make the statements and information contained herein not materially misleading.

               12. Investment. Each of SPI and ELI (i) understands that the Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the applicable Notes solely for its own account for investment purposes, and not with a view to the distribution thereof (except to Stewart and Phillips, as shareholders of each of SPI and ELI), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning NVAL and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Notes, (v) is able to bear the economic risk and lack of liquidity inherent


                    in holding the Notes, and (vi) is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission.

          B. By NVAL Group. Each of the NVAL Group represents and warrants (jointly and severally) to and for the benefit of each of the SPI Group as follows as of the Execution Date and the Closing Date:

               1. Existence and Authority. Each of NVAL, NVS-C, and NVS-NC is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with corporate power to own and operate its business and properties and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement has been duly authorized by all corporate action required on the part of each of NVAL, NVS-C, and NVS-NC, and no further corporate action will be necessary on the part of each of NVAL, NVS-C, and NVS-NC to make this Agreement valid and binding upon each of them.

               2. Enforceability. This Agreement constitutes a legal, valid and binding obligation of each of NVAL, NVS-C, and NVS-NC, enforceable in accordance with its terms, and will not result in the violation of any term or provision of the articles of incorporation or by-laws of each of NVAL, NVS-C, and NVS-NC or the laws of any jurisdiction to which NVAL, NVS-C and NVS-NC may be subject or of any agreement, contract or indenture to which NVAL, NVS-C, or NVS-NC is a party or by which any of NVAL, NVS-C, or NVS-NC may be bound or affected; nor is any consent or approval of any Person to the consummation of the transactions herein described necessary or required, other than as expressly provided herein.

               3. Litigation. To the best of its knowledge, there is no claim, action, counterclaim, suit, proceeding or investigation pending or threatened against any member of the NVAL Group, before any court or any arbitrator or governmental agency affecting the License Interests, the Clinic Personalty or the consummation of the transactions contemplated hereby.

               4. Disclosure. The representations and warranties contained in this Section 4B do not contain any untrue statement of a fact or omit to state a fact necessary in order to make the statements and information contained herein not materially misleading.

               5. Compliance with Credit Agreement. NVAL is in compliance with all terms and conditions of the Credit Agreement.


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     5.   Conduct of Business Pending Closing.

          A. SPI Group. Each member of the SPI Group covenants and agrees that, between the Execution Date and the Closing Date:

               1. Business. The business and operations of each of SPI and ELI shall, subject to Section 5A4 hereof, be conducted only in the ordinary course and each of SPI and ELI shall use its best efforts to preserve the goodwill of Optometrists and other Persons having business with each of SPI and ELI.

               2.   Miscellaneous Assets.  ELI will maintain the
                    Miscellaneous Assets in the same condition as on the Execution Date, ordinary wear and tear excepted.

               3. Liens. SPI will not sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any asset included in the License Interests.

               4. Sublicenses. Each of SPI and ELI will not enter into any (a) new optometric sublicenses or (b) amendments to any of the Optometric Sublicenses, without the prior written consent of a member of the NVAL Group.

               5. Cooperation. Each member of the SPI Group shall fully cooperate with NVS-C in connection with its (a) application to obtain the License and (b) request to the Department that the Department approve the transaction whereby the California License Interest is transferred by SPI to NVS-C. Such cooperation shall include, without limitation, (a) promptly assisting
                    NVS-C in (i) responding to requests by the Department for information or documentation, and (ii) obtaining from the California Optometrists executed provider agreements with NVS-C (in form and substance satisfactory to NVS-C and the Department), (b) promptly executing and delivering documents or instruments requested by NVS-C or the Department, and (c) traveling to California, when and as requested by NVS-C, to meet with, as appropriate, (i) representatives of the Department,
                    (ii) California Optometrists, and (iii) representatives of NVS-C. All such cooperation shall be at the cost and expense of SPI except that, if SPI incurs out of pocket expenses on or after November 1, 1996 in connection with such cooperation, such expenses shall be reimbursed by a member of the NVAL Group.



               6. Access. Each of SPI and ELI will permit representatives of any member of the NVAL Group to have full access to all books, records, software, hardware, contracts, files, and documents (all the foregoing, collectively, "Records") and premises and personnel relating to SPI, ELI, or their respective businesses, including, without limitation, Records relating to the License Interests, the Optometric Sublicenses, and any Optometrist. Neither the granting of such access nor the information obtained from any Records shall impair or in any way affect the representations, warranties, and covenants made in this Agreement by any member of the SPI Group or the rights of any member of the NVAL Group with respect thereto, under this Agreement or otherwise.

               7. Notice of Developments. Each member of the SPI Group will give prompt written notice to NVAL of any material adverse development causing a breach of any of its own representations and warranties in Section 4A hereof. No disclosure by any party pursuant to this Section 5A7, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

               8. Exclusivity. Each of SPI and ELI will not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of SPI or ELI (including any acquisition structured as a merger, consolidation, or share exchange) or any sale or disposition of any, all, or part of the License Interests, or the Optometric Sublicenses, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each of SPI and ELI will notify NVAL immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

               9. Employee. SPI and Stewart and Phillips shall assist in NVS-C's obtaining the services of Scott Swanson, O.D., as Director of Quality Assurance for NVS-C, on terms satisfactory to NVS-C.

               10. General. Each member of the SPI Group shall exercise its best efforts to take all action and to do all things necessary, proper, and advisable to consummate the transactions contemplated herein.


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          B.   NVAL Group.  Each member of the NVAL Group covenants and
               agrees that, between the Execution Date and the Closing Date:

               1. Notice of Developments. Each member of the NVAL Group will give prompt written notice to the SPI Group of any material adverse development causing a breach of any of its own representations and warranties in Section 4B hereof. No disclosure by any party pursuant to this
                    Section 5B1, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

               2. Capital Contributions. NVAL shall cause each of the California Note and West Virginia Note to be contributed to the capital of each of NVS-C and NVS-NC, respectively.

               3. General. Each member of the NVAL Group shall exercise its best efforts to take all action and to do all things necessary, proper, and advisable to consummate the transactions contemplated herein.

     6.   Conditions to Closing.

          A. In Favor of NVAL Group. The obligation of each member of the NVAL Group to consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing Time, of the following conditions:

               1. Representations and Warranties. All representations and warranties made in Section 4A hereof shall be true on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

               2. Covenants. Each member of the SPI Group shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions that each such party is required by this Agreement to perform and comply with before or at the Closing.

               3. Documents. All documents and instruments required to be delivered by each member of the SPI Group pursuant to this Agreement prior to or at the Closing Time shall have been delivered prior to or at such time.

               4. License. NVS-C shall have obtained the License on terms and conditions satisfactory to it.



               5. Department. The Department shall have consented, on terms and conditions satisfactory to NVS-C, to the transaction whereby the California License Interest is transferred by SPI to NVS-C.

               6. Credit Agreement. The banks which are parties to the Credit Agreement have either (a) approved this Agreement and the transactions contemplated hereby or (b) have executed an amendment to the Credit Agreement which, either expressly or by implication, permits each member of the NVAL Group to consummate the transactions contemplated hereby without there being a breach or default under the Credit Agreement by NVAL, in either case on terms and conditions satisfactory to each member of the NVAL Group.

               7. Master Assignment Agreement. SPI shall have, prior to the Closing Time, executed the Master Assignment Agreement and delivered such agreement to NVAL.

               8. Actions. All actions to be taken by each member of the SPI Group in connection with the transactions contemplated herein and all certificates, opinions, instruments, and other documents required to consummate the transactions contemplated herein will be reasonably satisfactory in form and substance to each member of the NVAL Group.

          B. In Favor of SPI Group. The obligation of each member of the SPI Group to consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing Time, of the following conditions:

               1. Representations and Warranties. All representations and warranties made in Section 4B hereof shall be true on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

               2. Covenants. Each member of the NVAL Group shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions that each such party is required by this Agreement to perform and comply with before or at the Closing.

               3. Documents. All documents, payments, and instruments required to be delivered by each member of the NVAL Group pursuant to this Agreement prior to or at the Closing Time shall have been delivered prior to or at such time.



               4. Actions. All actions to be taken by each member of the NVAL Group in connection with the transactions contemplated herein and all certificates, opinions, instruments, and other documents required to consummate the transactions contemplated herein will be reasonably satisfactory in form and substance to each member of the SPI Group.

     7.   Closing.

          A. Time and Place. The Closing will take place on the Closing Date at the offices of NVAL at 296 Grayson Highway, Lawrenceville, Georgia.

          B. Documents and Instruments. The following items will be delivered at the Closing Time:

               1.   Deliveries by SPI.  SPI shall execute and deliver:

                    a.   California Assignment.  The California Assignment to
                         NVS-C.

                    b. West Virginia Assignment. The West Virginia Assignment to NVS-NC.

               2.   Delivery by ELI.  ELI shall execute and deliver to NVAL
                    (a) the Goodwill Assignment and (b) the Bill of Sale.

               3.   Deliveries by SPI Group.  The SPI Group will deliver to
                    NVAL:

                    a. Opinion Letter. An opinion letter of Doffermyre Shields Canfield Knowles & Devine, counsel for the SPI Group, dated as of the Closing Date, in the form of Exhibit O.

                    b. Closing Certificate. A certificate substantially in the form of Exhibit P, dated as of the Closing Date, and signed by each of Stewart and Phillips, to the effect that the representations and warranties of the SPI Group contained in Section 4A hereof are true and correct on and as of the Closing Date.

                    c. Resolutions. Certified copies of resolutions of the Board of Directors and the shareholders of each of SPI and ELI authorizing the execution, delivery, and performance (by SPI and ELI, respectively) of this Agreement.



               4. Delivery by NVS-C. NVS-C will deliver the executed California Note to SPI.

               5. Delivery by NVS-NC. NVS-NC will deliver the executed West Virginia Note to SPI.

               6.   Deliveries by NVAL.  NVAL will execute and deliver:

                    a. Termination and Goodwill Note. The Termination and Goodwill Note to ELI.

                    b. Noncompetition Notes. A Noncompetition Note to Stewart and a Noncompetition Note to Phillips.

                    c. Cash Payments. The following payments (made by corporate check):

                         i. $345,000 to SPI, with respect to the California License Interest.

                         ii. $10,000 to SPI, with respect to the West Virginia License Interest.

                         iii. $85,000 (less one half the Preclosing Payment
                              (if any) which may have been made pursuant to
                              Section 10 hereof) to ELI, with respect to the Goodwill.

                         iv. $60,000 (less one half the Preclosing Payment (if any) which may have been made pursuant to
                              Section 10 hereof) to ELI, with respect to the termination of the Consulting Agreement.

                         v.   $4,000 for the Miscellaneous Assets.

                    d. Closing Certificate. A certificate substantially in the form of Exhibit Q, dated as of the Closing Date, and signed by an officer of NVAL, to the effect that the representations and warranties of the NVAL Group contained in Section 4B hereof are true and correct on and as of the Closing Date.

               7.   Exchanges.

                    a. Termination Agreement. NVAL and ELI will execute and exchange the Termination Agreement.



                    b. Noncompetition Agreements. NVAL and Stewart will execute and exchange and NVAL and Phillips will execute and exchange the applicable Noncompetition Agreement.

                    c. Technical Assistance Agreements. NVAL and Stewart will execute and exchange and NVAL and Phillips will execute and exchange the applicable Technical Assistance Agreement.

     8.   Indemnification.

          A. Obligation. Each member of the SPI Group on the one hand and of the NVAL Group on the other hand ("Indemnitor") jointly and severally agrees to indemnify and hold harmless each member of the other group, its affiliates, officers and directors (hereinafter collectively, "Indemnitee") from and against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorney's fees and amounts paid in settlement, suffered or incurred by any Indemnitee by reason of or arising out of any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of the other party hereto contained in this Agreement or in any certificate, schedule, instrument or document delivered pursuant to the provisions of this Agreement. It is expressly agreed that, subject to the provisions of Section 12N hereof, no member of the NVAL Group, nor its successors and assigns, shall have the right to offset its obligations under the Notes.

          B. Claims. If any claim or action by a third party arises after the Closing Date for which Indemnitor may be liable under the terms hereof, then Indemnitee shall notify Indemnitor within a reasonable time after such claim or action arises and is known to Indemnitee, and shall give Indemnitor a reasonable opportunity:

               1. to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend Indemnitee;

               2. to take all other required steps or proceedings to settle or defend any such claim or action; and

               3. to employ counsel to contest any such claim or action in the name of Indemnitee or otherwise.

               The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by Indemnitor. If Indemnitor wishes to assume the defense of such claim or action, then Indemnitor shall give written notice to Indemnitee within 30 days after notice from Indemnitee


               of such claim or action (unless the claim or action reasonably requires a response in less than 30 days after the notice is given to Indemnitor, in which event Indemnitor shall notify Indemnitee at least 10 days prior to such reasonably required response date), and Indemnitor shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to Indemnitee; provided that Indemnitee may participate in such defense at its own expense and shall, in any event, have the right to control the defense of the claim or action.

          C. Defense. If Indemnitor does not assume the defense of, or if after so assuming Indemnitor fails to defend, any such claim or action, then Indemnitee may defend against such claim or action in such manner as it may deem appropriate (provided that Indemnitor may participate in such defense at its own expense) and Indemnitee may settle such claim or litigation on such terms as it may deem appropriate and in good faith, and Indemnitor shall promptly reimburse Indemnitee for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by Indemnitee in connection with the defense against the settlement of such claim or action. If no settlement of such claim or litigation is made, Indemnitor shall satisfy any judgment rendered with respect to such claim or in such action, before Indemnitee is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by Indemnitee in the defense of such claim or litigation.

          D. Judgment. If a judgment is rendered against Indemnitee in any action covered by the indemnification hereunder, or any lien in respect of such judgment attaches to any of the assets of Indemnitee, Indemnitor shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, Indemnitor shall forthwith pay such judgment or discharge such lien before Indemnitee is compelled to do so.

     9.   Bulk Sales Act and Non-Assumption of Liabilities.

          A. Bulk Sales Act. Each of SPI and ELI does hereby jointly and severally indemnify and hold harmless each member of the NVAL Group against any claims made by creditors of SPI or ELI, including but not limited to any losses, reasonable expenses and attorney fees which are incurred by any member of the NVAL Group as the result of any litigation, action, or proceeding which may arise out of any failure of SPI or ELI to comply with the bulk sales act of either California or of Georgia.



          B. Non-Assumption of Liabilities. Except and only except as expressly stated to the contrary in this Agreement, no member of the NVAL Group does or will hereby assume or be responsible for any liability or obligation whatsoever of any of the members of the SPI Group.

     10. Preclosing Payment. If and only if the Closing Date has not occurred on or before January 3, 1997, then NVAL shall on such date deliver the Preclosing Payment to ELI. If the Closing subsequently occurs pursuant to this Agreement, then the Preclosing Payment shall be applied in the manner described in Section 7B6 hereof. If the Closing does not subsequently occur pursuant to this Agreement, then the Preclosing Payment shall be returned by ELI to NVAL no later than March 1, 1997. Failure by ELI to timely return such payment shall be deemed a default by ELI under the Consulting Agreement.

     11.  Termination.

          A. Termination of Agreement. Certain of the parties hereto may terminate this Agreement as provided below:

               1. The parties hereto may terminate this Agreement by written consent at any time prior to the Closing.

               2. Any member of the NVAL Group may terminate this Agreement by giving written notice to SPI at any time prior to the Closing (a) in the event any member of the SPI Group has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, NVAL has notified SPI of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (b) if the Closing shall not have occurred on or before February 28, 1997, by reason of the failure of any condition precedent under Section 6A hereof (unless the failure results primarily from any member of the NVAL Group itself breaching any representation, warranty, or covenant contained in this Agreement).

               3. Any member of the SPI Group may terminate this Agreement by giving written notice to NVAL at any time prior to the Closing (a) in the event any member of the NVAL
                    Group has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, SPI has notified NVAL of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (b) if the Closing shall not have occurred on or before February 28, 1997, by reason of the failure of any condition precedent under Section 6B hereof (unless the failure results primarily from any member of the SPI Group itself breaching any representation, warranty, or covenant contained in this Agreement).



          B. Effect of Termination. If any party hereto terminates this Agreement pursuant to Section 11A hereof, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability pursuant to Section 10 hereof or of any party then in breach).

     12.  Miscellaneous Provisions.

          A. Survival of Representations. All statements contained herein or in any certificate or other instrument delivered by or on behalf of any of the parties hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties, covenants and agreements made by the respective parties to this Agreement and shall survive the consummation of the transactions contemplated herein.

          B. Specific Performance. The parties acknowledge that irreparable damage would result if this Agreement is not specifically enforced and that, therefore, the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          C. Waiver of Right to Rescind. If the transactions contemplated hereby are consummated, each party hereto waives (notwithstanding any breach by any party of its representations, warranties, or covenants set forth in this Agreement) any rights it may have to rescind either this Agreement or the transactions contemplated hereby. The foregoing waiver shall not affect any other rights or remedies available to the parties under this Agreement or otherwise.

          D.   Notices.  This Section governs the transmission of all notices.

               1.   Address.

                    a. To Any Member of the NVAL Group. All notices to any member of the NVAL Group must be delivered to 296 Grayson Highway, Lawrenceville, Georgia 30245, Attn:
                         Vice President, General Counsel, or such other address of which such party notifies SPI.



                    b. To Any Member of the SPI Group. All notices to any member of the SPI Group must be delivered to __________________ with a copy to: Everette Doffermyre, Esq., Doffermyre Shields Canfield Knowles & Devine, 1355 Peachtree Street, Suite 1600, Atlanta, Georgia 30309, or to such other address of which such party has notified NVAL.

               2. Manner of Delivery. All notices shall be hand delivered or sent by (a) registered or certified mail, postage prepaid, with return receipt requested; or (b) recognized overnight courier service.

               3. Effective Time of Notice. Notices shall be deemed delivered (a) upon receipt if delivered by hand; (b) three business days after mailing if mailed (provided that any such mailed notice is sent by certified mail, postage prepaid, with return receipt requested and a return receipt is received); or (c) one business day after deposit with an overnight courier service if delivered by overnight courier.

          E. Pronouns. The use of the neuter singular pronoun to refer to any party shall be deemed a proper reference even though such party may be an individual, group of individuals, association, partnership, or corporation or groups of corporations. The necessary grammatical changes required to make the provisions of this Agreement apply in the plural sense where a party consists of more than one Person shall in all instances be assumed as though in each case fully expressed.

          F. Applicable Law. Subject to the following sentence, this Agreement shall be governed by, construed, and enforced in accordance with the laws of Georgia without giving effect to its conflict of laws principles or rules. Notwithstanding the foregoing, each of the California Assignment and the California Note shall be governed by, construed, and enforced in accordance with the laws of California without giving effect to its conflict of laws principles or rules.

          G. Expenses. Whether or not the transactions contemplated hereby are consummated, the parties shall pay their own respective expenses.

          H. Attorney Fees. In the event of any litigation arising out of this Agreement, the non-prevailing party will pay the expenses of the prevailing party, including, without limitation, reasonable attorney and accounting fees.



          I. Time of Essence. Time is of the essence under this Agreement, including the Notes.

          J. Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

          K. Publicity. No member of the SPI Group shall issue any press release or make any other public statement relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of NVAL of the contents and the manner of presentation and publication thereof. At least one day prior to issuing any press release concerning this Agreement, NVAL shall provide a proposed draft thereof to ELI and shall in good faith consider any comments ELI may have, provided that (1) such comments are provided to NVAL within 24 hours of delivery of the press release by NVAL to ELI and (2) NVAL shall have no legal obligation to revise the press release.

          L. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          M. No Third Party Beneficiary. This Agreement does not confer any rights or remedies upon any Person not a party hereto.

          N. Arbitration. Any dispute or controversy arising out of, based on, or in connection with this Agreement, or any transaction contemplated hereby shall, subject to the other provisions of this Section 12N, be settled by arbitration to be held in Atlanta, Georgia in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunctions or other relief (including, by way of example and not by limitation, allowing a party hereto to offset its obligations under or exercise rights of recoupment with respect to the Notes or other instruments) in such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the Georgia courts for this purpose. In any such arbitration, the parties waive personal service of any process or other papers and agree that service thereof may be made in accordance with Section 12D hereof. The losing party in such arbitration shall pay all the costs and expenses of such arbitration and all the reasonable counsel fees and expenses of all the other parties thereto. Notwithstanding the foregoing provisions of this Section 12N, any dispute or controversy arising out of, based on, or in connection with either or both of the Noncompetition


               Agreements shall be brought in the forum described in Section 4I of each of the Noncompetition Agreements.

          O. Further Assurances. From time to time subsequent to the Closing Date, each party shall at the request of any other party execute and deliver such additional instruments, conveyances, transfers and other assurances and take such other actions as the requesting party may reasonably request in order to complete the transactions contemplated by this Agreement and to carry out its provisions.

          P. Assignment. No member of the SPI Group may assign its rights or delegate its duties under this Agreement.

          Q. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may be modified only by an agreement in writing signed by the parties hereto. The terms "hereof, "hereunder" and similar terms refer to the specified provision or provisions of this Agreement for Assignment of License Interests and Related Matters.

     IN WITNESS WHEREOF, the parties have executed this Agreement for Assignment of License Interests and Related Matters as of the Execution Date.


NATIONAL VISION ASSOCIATES, LTD.        EYECARE LEASING, INC.

By   /s/ Mitchell Goodman               By   /s/ James A. Stewart, O.D.
  Name:  Mitchell Goodman               Name:    James A. Stewart, O.D.
  Title: Vice President                 Title:   President


NVAL VISIONCARE SYSTEMS                 STEWART-PHILLIPS, INC.
OF CALIFORNIA, INC.

By   /s/ Mitchell Goodman               By   /s/ James A. Stewart, O.D.
  Name:  Mitchell Goodman               Name:    James A. Stewart, O.D.
  Title: Vice President                 Title:   President


NVAL VISIONCARE SYSTEMS
OF NORTH CAROLINA, INC.

By   /s/ Mitchell Goodman                    /s/ James A. Stewart, O.D.
  Name:  Mitchell Goodman                        James A. Stewart, O.D.
  Title: Vice President

                                             /s/ Stephen F. Phillips, O.D.
                                                 Stephen F. Phillips, O.D.

                          AGREEMENT FOR
               ASSIGNMENT OF LICENSE INTERESTS AND
                         RELATED MATTERS

                 INDEX TO EXHIBITS AND SCHEDULES


EXHIBITS:                               SCHEDULES:

A    Bill of Sale                       1W   Miscellaneous Assets
B    California Assignment              4A8  Optometric Sublicenses
C    California Note                    4A10 Contracts
D    Consulting Agreement
E    Goodwill Assignment
F    Master Assignment Agreement
G-1  Noncompetition Agreement
       between NVAL and Stewart
G-2  Noncompetition Agreement
       between NVAL and Phillips
H-1  Noncompetition Note in favor
       of Stewart
H-2  Noncompetition Note in favor
       of Phillips
I    Optometric Sublicenses
J-1  Technical Assistance Agreement
       between NVAL and Stewart
J-2  Technical Assistance Agreement
       between NVAL and Phillips
K    Termination Agreement
L    Termination and Goodwill Note
M    West Virginia Assignment
N    West Virginia Note
O    Opinion of Counsel for SPI Group
P    Closing Certificate by Stewart
       and Phillips
Q    Closing Certificate by Officer
       of NVAL